QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Significant Subsidiaries
As of and for the Fiscal Year ending December 31, 2005

Level 3 Communications, Inc.
Level 3 Financing, Inc.
Technology Spectrum, Inc.
Software Spectrum, Inc
Level 3 Communications, LLC
WilTel Communications Group, LLC
WilTel Communications, LLC
BTE Equipment, LLC
Level 3 International, Inc.
Level 3 Holdings, B.V.
Level 3 Communications Limited (UK)
Level 3 Communications GmbH (Germany)
Level 3 Holdings, Inc.
KCP, Inc.

QuickLinks

  Significant Subsidiaries As of and for the Fiscal Year ending December 31, 2005